EMMET, MARVIN & MARTIN, LLP
                          120 BROADWAY
                    NEW YORK, NEW YORK  10271



                        January 19, 2006


The Bank of New York, as Trustee of FT 1112
101 Barclay Street
New York, New York 10286

     Re:                    FT 1112

Ladies and Gentlemen:

     We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts included in FT 1112 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated December 9, 2003, and a related Trust Agreement dated as of today (collectively, the "Indenture") among First Trust Portfolios, L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, FTP Services LLC, as Fund/SERV Eligible Unit Servicing Agent and The Bank of New York as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler LLP, counsel for the Depositor, with respect to the matters of law set forth therein.

     For purposes of this opinion, it is assumed that the assets of the Trust (which we have not examined and express no opinion with respect to) will consist of (i) certain stock in domestic or foreign corporations (the "Stocks") and (ii) equity interests in real estate investment trusts (the "REIT Shares"). For federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), it is assumed that the Stocks constitute equity and each REIT Share constitutes a qualifying share in an entity treated as a real estate investment trust. The Stocks and REIT Shares held by the Trust shall be referred to as the "Securities" (including delivery statements relating to contracts for the purchase of certain Securities not yet delivered and cash, cash equivalents or an irrevocable letter or letters of credit, or a combination thereof, in the amount required to pay for such purchases upon the receipt of such Securities). We note that the Trust may hold other assets. We express no opinion as to the effect of holding such other assets on the conclusions reached herein. It is noted that no opinion is expressed herein with regard to the federal tax aspects of the Securities, the Trust, the Units or any interest, gains or losses in respect thereof.

     The Trustee did not participate in the selection of the Securities to be deposited in the Trust. The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with amounts received by the Trust and with the proceeds from the disposition of
Securities held in the Trust and the distribution of such payments and proceeds to the Unit holders.

     Article 9-A of the New York Tax Law imposes a franchise tax on business corporations. For purposes of that Article, Section 208.l(d) defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument."

     The Regulations promulgated under Section 208 provide as follows:

          (b) The term corporation includes . . . any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument.

               ...

          (2) A business conducted by a trustee or trustees in which interest or ownership is evidenced by certificate or other written instrument includes, but is not limited to, an association commonly referred to as a business trust or Massachusetts trust. In determining whether a trustee or trustees are conducting a business, the form of the agreement is of significance but is not controlling. The actual activities of the trustee or trustees, not their purposes and powers, will be regarded as decisive factors in determining whether a trust is subject to tax under Article 9 A of the Tax Law. The mere investment of funds and the collection of income therefrom with incidental replacement of securities and reinvestment of funds, does not constitute the conduct of a business in the case of a business conducted by a trustee or trustees. 20 NYCRR 1-2.5(b).

              New York cases dealing with the question of whether a trust will be subject to the franchise tax have also delineated the general rule that where a trustee merely invests funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax, Burrell v. Lynch, 274 A.D. 347, 84 N.Y.S.2d 171 (3rd Dept, 1948),
order  resettled,  274 A.D.  1073,  85 N.Y.  S.2d 703 (3rd  Dept.
1949).

     In an opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen, Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax. See also Fibreboard Asbestos Compensation Trust (Advisory Opinion) Commission of Taxation and Finance, TSB-A-97(3)C and TSB-A-97(1)I, January 21, 1997.

     In the instant situation, the Trustee is not empowered to, and we assume will not, sell Securities contained in the corpus of the Trust and reinvest the proceeds therefrom. Further, the power to sell such Securities is limited to circumstances in which the creditworthiness or soundness of the issuer of such Security is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Trust liquidated subsequent to the termination of the Trust. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Trust.

     Under Subpart E of Part I, Subchapter J of Chapter 1 of the Code, the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this federal tax rule applies, the income attributed to the grantor will also be income to him for New York income tax purposes. See TSB-M-78(9)C, New York Department of Taxation and Finance, June 23, 1978.

     By letter dated today, Chapman and Cutler LLP rendered its opinion that each Unit holder will be considered as owning a share of each asset of a Trust in the proportion that the number of Units held by such holder bears to the total number of Units outstanding and the income of a Trust will be treated as the income of each Unit holder in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

     Based on the foregoing and on the opinions of Chapman and Cutler LLP, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York, the Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

     We consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                               Very truly yours,




                               EMMET, MARVIN & MARTIN, LLP